FOURTH AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT (this “Amendment”) is made and entered into as of the date upon which the final signature of Landlord and Tenant is affixed hereto (the “Amendment Effective Date”), by and between CPT FLAGLER STATION II, LLC, a Delaware limited liability company, successor in interest to FDG Flagler Station I, LLC, a Delaware limited liability company (“Landlord”), and PRICESMART, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Amended and Restated Lease Agreement dated as of August 9, 2010 (the “Initial Lease”), as amended by that certain First Amendment to Amended and Restated Lease Agreement dated as of December 6, 2013 (the “First Amendment”), that certain Second Amendment to Amended and Restated Lease Agreement dated as of January 22, 2014 (the “Second Amendment”), and that certain Third Amendment to Amended and Restated Lease Agreement dated as of September 24, 2014 (the “Third Amendment”: the Initial Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, is referred to herein as the “Original Lease”), pursuant to which Tenant leases from Landlord the following space (collectively, the “Current Premises”) consisting of (i) 200,709 rentable square feet of space, constituting all of the rentable square footage in Building 26 (“Building 26”). which Building 26 has an address of 10800 N.W. 100th Street, Miami, Florida 33178, and (ii) Suites 9, 11 and 13, which are deemed to contain 161,968 rentable square feet of space, constituting a portion of Building 27 (“Building 27”). which Building 27 is deemed to contain 200,712 gross rentable square feet of space and has an address of 10801 N.W. 97th Street, Miami, Florida 33178. Building 26 and Building 27 are included in a multiple-building business and industrial park known as Flagler Station (the “Park”).

B. Landlord and Tenant desire to modify and amend certain provisions of the Original Lease, as more particularly provided herein, including without limitation, extending the Term of the Original Lease as to only that certain portion of the Current Premises identified as Suite 21 of Building 26, which is deemed to contain 100,295 rentable square feet of space (“Suite 21”), on the terms and conditions stated herein.

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1. Recitals. The above recitals are true and correct and are incorporated herein by this reference.

2. Definitions. Any capitalized term utilized in this Amendment that is not defined in this Amendment shall have the same meaning as it has in the Original Lease. The term “Premises” shall mean and refer to the Current Premises through August 8, 2021, and shall mean and refer to Suite 21 from and after August 9, 2021. The term “Lease” as used in the body of this Amendment shall mean the Original Lease as modified and amended by this Amendment.

3. Current Premises.

a. Landlord and Tenant acknowledge and agree that the Expiration Date of the Term of the Lease for the Current Premises, excluding Suite 21, is and shall remain August 8, 2021. On August 8, 2021, Tenant shall vacate and surrender to Landlord the Current Premises, excluding Suite 21, in the condition required by the terms of the Lease.

b. Landlord and Tenant acknowledge and agree that Tenant shall continue to lease the Current Premises pursuant and subject to all the terms, covenants and conditions of the Lease, to and including August 8, 2021 (unless the Lease is sooner terminated pursuant to the terms of the Lease).

c. Prior to the expiration or earlier termination of the Term of the Lease for the Current Premises, excluding Suite 21, Tenant, at Tenant’s sole cost and expense, shall demise Suite 21 by installing a demising wall (the “Demising Wall”) separating the Current Premises (excluding Suite 21) from Suite 21 in accordance with the Site Plan attached hereto as Exhibit A-l. The Demising Wall shall be a fire-rated, code-compliant, Building standard demising wall, with both sides of such Demising Wall taped, skimmed and ready for paint.

4. Extension of Term of Lease as to Suite 21 only.  Landlord and Tenant agree and confirm that the Term of the Lease as to Suite 21 only is hereby extended for the period commencing on August 9, 2021 and expiring on December 31, 2027, subject to the Renewal Option as to Suite 21 only set forth in Rider 1 attached hereto.

5. Renewal Option.  Landlord and Tenant acknowledge and agree that the renewal option for the Second Extension Term (as defined in the Initial Lease) is inapplicable to Suite 21 and such option is null and void and of no force and effect. Tenant shall have one (1) option to renew the Term of the Lease as to Suite 21 for a five (5) year period in accordance with the terms and conditions set forth in Rider 1 attached hereto.

6. Base Rent.
a. Tenant shall continue to pay Base Rent with respect to the Current Premises as set forth in the Lease (plus all other sums due under the Lease) through August 8, 2021.
b. Commencing August 9, 2021, Tenant shall pay Base Rent with respect to Suite 21 (plus all other sums due under the Lease) as follows:

Lease Period	Annualized Base Rent Rate/RSF	Monthly Base Rent*
August 9, 2021 - July 31,2022	$6.75	$56,415.94**
August 1, 2022 - July 31,2023	$6.95	$58,087.52
August 1, 2023 - July 31,2024	$7.16	S59,842.68
August 1, 2024 - July 31,2025	$7.37	$61,597.85
August 1, 2025 - July 31,2026	$7.59	$63,436.59
August 1,2026 - July 31,2027	$7.82	$65,358.91
August 1, 2027 - December 31, 2027	$8.05	$67,281.23

*plus applicable sales tax

** Monthly Base Rent for the month of August, 2021 will be prorated and Tenant will pay for 23 days at the S6.75 rate and 8 days at the existing rate

c. Base Rent shall be payable by Tenant monthly in equal monthly installments, in advance, together with applicable taxes thereon.

d. Base Rent shall be paid without demand, set off or deduction (except as otherwise specifically permitted under the terms of the Lease) to Landlord at P.O. Box 742177, Atlanta, Georgia 30374-2177 or such other address as Landlord directs in writing.

7. Additional Rent.

a. In addition to Base Rent, Tenant shall continue to pay all Additional Rent, plus applicable taxes thereon, with respect to the Current Premises in accordance with the Lease through August 8, 2021, including but not limited to Tenant’s Share of Operating Expenses.

b. Effective as of August 9, 2021, “Tenant’s Share” shall be 49.97%. Tenant’s Share with respect to Suite 21 shall be subject to change as and if the rentable square footage of either Suite 21 or Building 26 changes.

8. Parking.      Effective as of August 9, 2021, Section 3.9 of the Initial Lease is deleted in its entirety and the following is substituted in lieu thereof:

“Tenant shall have a non-exclusive license to use up to one hundred twenty-five (125) parking spaces associated with Building 26 on an unassigned basis. Tenant’s right to use such parking spaces is subject to Landlord’s right to grant other tenants of Building 26 the right to use parking spaces associated with Building 26. Landlord reserves the right from time to time to assign or reassign the location of the parking spaces associated with Building 26 in any manner that Landlord in Landlord’s sole discretion deems beneficial to the operation of Building 26. Tenant agrees that it will use commercially reasonable efforts to prevent the use by Tenant’s employees and visitors of parking spaces specifically designated for use by other tenants of Building 26, if any. All motor vehicles (including all contents thereof) shall be parked in such spaces at the sole risk of Tenant, its employees, agents, invitees and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and that Landlord is not responsible for the protection and security of such vehicles, or the contents thereof.

Notwithstanding anything to the contrary contained herein, Landlord acknowledges and agrees that Tenant shall have the exclusive right to use and control the area identified as the “Enclosed Container Staging Area” as shown on Exhibit B attached hereto and made a part hereof and that no other party or tenant of the Park shall be permitted to use the Enclosed Container Staging Area. Tenant acknowledges and agrees that the parking spaces included within the Enclosed Container Staging Area are part of Tenant’s total 125 parking spaces and are not in addition to Tenant’s total 125 parking spaces provide for herein.

Tenant further acknowledges and agrees that Landlord retains the right to grant other tenants of Building 26 the right to use parking spaces associated with Building 26 (other than within the Enclosed Container Staging Area), provided, however, that Landlord shall not grant to any other tenants of Building 26 or to any other party or tenant of the Park the exclusive right to use the parking spaces identified as the “Shared parking, not to be assigned to any user” as shown on Exhibit B.”

9. Security Deposit. Landlord and Tenant acknowledge and agree that the Security Deposit held by Landlord under the Original Lease shall continue to serve as security for the faithful performance and observance by Tenant of each and every term and covenant of the Lease.

10. Allowance.

a. Allowance. Landlord shall make available to Tenant an allowance (the “Allowance”) of up to One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00), which shall be applied to the costs and expenses incurred by Tenant in performing any approved tenant improvements or renovations to the Premises (such improvements being referred to as the “Renovation Improvements”T Tenant shall be responsible for completion of the Renovation Improvements and for obtaining all permits and other approvals required in connection with such Renovation Improvements. All Renovation Improvements shall: (i) consist of materials and finishes that are equal to or higher in quality and class than the materials and finishes currently existing in the Premises; (ii) be performed in accordance with working drawings, plans and specifications prepared by Tenant, at Tenant’s sole expense subject to offset by the Allowance, and previously approved in writing by Landlord in accordance with the terms of subsection b. below; and (iii) be considered alterations to the Premises subject to the applicable provisions of the Lease, including but not limited to Section 4.2 of the Initial Lease. The costs that are eligible to be reimbursed to Tenant for the Renovation Improvements shall include (a) all architectural fees and costs, construction management fees and costs, engineering fees and costs and any other fees, costs and expenses of any kind incurred or payable by Tenant in connection with the performance of the Renovation Improvements; (b) all fees and charges imposed by any governmental entity or authority in connection with the Renovation Improvements; (c) sales and use taxes; (d) insurance fees associated with the construction of the Renovation Improvements; (e) testing and inspecting costs; and (f) the costs and charges for materials and labor, contractor's profit and contractor's general overhead incurred by Tenant in having the Renovation Improvements completed. Notwithstanding anything to the contrary contained herein, it is agreed that costs of the following Renovation Improvements are eligible for reimbursement to the Tenant from the Allowance: (i) the Demising Wall, (ii) all electrical work required to demise the space and (iii) relocation of the battery charging station associated with demising the space. In addition, and notwithstanding anything to the contrary contained herein, Landlord acknowledges and agrees that Tenant has commenced certain of the Renovation Improvements prior to the Amendment Effective Date and that the costs associated with such Renovation Improvements shall be eligible for reimbursement to the Tenant from the Allowance.

b. Approval of Tenant’s Plans. Prior to commencing any work on the Renovation Improvements, Tenant shall provide Landlord with working plans for the Renovation Improvements (the “Plans”). The Plans shall be subject to the reasonable approval of Landlord, which approval Landlord will not unreasonably withhold or delay. Landlord shall have ten (10) business days from receipt of the Plans to review and approve the Plans or state any objections in writing. The failure of Landlord to respond within the ten (10) business day period shall be deemed approval of the Plans. Any objections made by Landlord shall be reasonable in nature and stated in sufficient detail so as to allow the necessary modifications by Tenant. If necessary, the Plans, as modified by Tenant, shall be re-submitted to Landlord within five (5) business days after Tenant’s receipt of the Plans from Landlord with Landlord’s objections. Upon Landlord’s receipt of the Plans as modified, Landlord shall have five (5) business days within which to return the Plans to Tenant with any new objections, which shall be reasonable in nature and stated in sufficient detail so as to allow the necessary modifications by Tenant. The Plans, as modified by Tenant, shall be re-submitted to Landlord within five (5) business days after Tenant’s receipt of the Plans with Landlord’s latest objections. This process shall be repeated until the Plans have been finally approved by Landlord and Tenant; provided, however that Landlord and Tenant agree to work together in a commercially reasonable manner so as to finally approve the Plans. Any material changes to the Plans as approved by Landlord and Tenant shall be subject to the approval of Landlord, in Landlord’s sole but reasonable discretion, which approval Landlord will not unreasonably withhold or delay. Landlord’s approval of the changes may be based upon whether the changes: (i) affect or are not consistent with the base structural components or systems of the Building, (ii) are visible from outside the Premises, (iii) affect safety, (iv) have or could have the effect of increasing Operating Expenses, or (v) in Landlord’s reasonable judgment, are not consistent with the quality and character of the Park. Additionally, in the event the improvements reflected in such changes will not, in

Landlord’s reasonable judgment, have any intrinsic value after the expiration of the Term of the Lease, Landlord may withhold approval of such changes or may condition approval upon Tenant agreeing to remove any such improvements and restore the Premises to the condition existing prior to installation of such improvements, with all costs of removal, repair, restoration, or alterations to be borne by Tenant. Landlord and Tenant shall follow the same process as provided in this subsection b. for approval of any changes to the Plans until the change to the Plans has been finally approved by Landlord.

c. Performance of Renovation Improvements,  Tenant shall cause the approved Renovation Improvements work to be done in a first-class workman-like manner in conformity with all Applicable Laws. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Landlord must approve all contractors performing any part of the Renovation Improvements work, which approval shall not be unreasonably withheld, delayed or conditioned. Workmen's Compensation, public liability and property damage insurance, all in amounts and with companies and on forms reasonably satisfactory to Landlord, shall be provided and at all times maintained by Tenant's contractors engaged in the performance of the Renovation Improvements work, and before proceeding with the Renovation Improvements work, certificates of such insurance shall be furnished to Landlord. Upon completion of the Renovation Improvements work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, all operations manuals, test and balance reports, and any additional reasonably requested reports and documentation at the conclusion of the construction of the Renovation Improvements. In addition, Tenant shall provide a copy of the certificate of completion or final inspections for the Renovation Improvements work issued by Miami-Dade County, Florida.

TENANT AND TENANT’S CONTRACTORS SHALL BE REQUIRED BY TENANT TO COMPLY WITH THE FLORIDA CONSTRUCTION LIEN LAW SET FORTH IN CHAPTER 713, FLORIDA STATUTES.

d. Payments to Tenant from Allowance. Tenant shall be solely responsible to make any and all payments directly to Tenant’s general contractor and any subcontractors, materialmen, suppliers or laborers. Landlord agrees to reimburse Tenant from the amount available under the Allowance for the Renovation Improvements work based upon applications for payment submitted to Landlord by Tenant. Landlord shall make reimbursement payments to Tenant within ten (10) days following receipt of the application for payment and all supporting documents. In support of each application for payment, Tenant shall submit to Landlord paid and receipted invoices for the completed work together with releases of liens for all such work. Tenant shall also provide such other reasonable documentation as may be requested by Landlord to substantiate the costs for the work for which Tenant requests reimbursement. If Tenant is in default under this Lease beyond any applicable grace or cure period, Landlord may, in addition to all its other available rights and remedies, withhold payment of any unpaid portion of the Allowance, even if Tenant has already paid for all or a portion of the cost of the Renovation Improvements.

e. Liens. Notwithstanding Landlord’s provision of the Allowance, Tenant specifically acknowledges and agrees that Tenant will have no authority or power, express or implied, to create or cause any construction lien or mechanics’ or materialmen’s lien or claim of any kind against the Premises, the Park or any portion thereof, and any such lien is hereby specifically prohibited. Tenant shall indemnify and hold Landlord harmless against any mechanic’s or other liens asserted against the Premises, the Park or any portion thereof as a result of the Renovation Improvements.

f. Deadline to Request Allowance. Notwithstanding anything to the contrary contained herein, Tenant shall submit request for payment of the Allowance on or before December 31, 2017; if Tenant fails to request payment for all or any portion of the Allowance on or prior to December 31, 2017, any unrequested portion of the Allowance shall be retained by Landlord and no longer available to Tenant.

11. Lender Approval of Amendment. As of the Amendment Effective Date, the Premises are encumbered 5 by a mortgage currently held by Massachusetts Mutual Life Insurance Company (“Lender”). Landlord has obtained Lender’s consent to this Amendment, subject only to execution of this Amendment by Landlord and Tenant.

12. AS IS. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT (I) TENANT HAS TAKEN AND IS CURRENTLY IN POSSESSION OF THE PREMISES, (II) TENANT HAS ACCEPTED THE PREMISES IN ITS “AS IS” “WHERE IS” CONDITION, AND (III) EXCEPT FOR THE ALLOWANCE AND LANDLORD’S OBLIGATIONS AS EXPRESSLY PROVIDED IN THE ORIGINAL LEASE, LANDLORD SHALL NOT BE REQUIRED TO PERFORM ANY WORK, MAKE ANY INSTALLATIONS OR TENANT IMPROVEMENTS, OR INCUR ANY EXPENSES IN CONNECTION WITH THE PREMISES, THE BUILDING OR OTHERWISE.

13. OFAC/PATRIOT Act Compliance. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that it is not a person and/or entity with whom United States persons are restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. Appendix §5; and implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons (the “SDN List”!; or any other applicable anti-terrorist law of the United States, including without limitation Executive Order No. 13224, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that no person and/or entity who is named on the SDN List has any direct interest in Landlord or Tenant with the result that the Lease and this Amendment would be prohibited by any applicable law of the United States. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that it is not in violation of any of the applicable provisions of the U.S. Federal Bank Secrecy Act, as amended by Title III of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Public Law 107-56; any of the applicable provisions of the implementing regulations related thereto, including those promulgated by the U.S. Department of Treasury contained at 31 CFR Part 103; or any other applicable anti-money laundering laws of the United States. It is understood and agreed that the representations set forth herein are made as of the date of execution of this Amendment.

14. Miscellaneous.

a. Except as modified by this Amendment, all other terms, covenants and conditions of the Lease remain in full force and effect.

b. The Lease, as amended herein, contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. The Lease may be further amended only in writing signed by both Landlord and Tenant

c. In the event of an irreconcilable conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

d. If any provision of this Amendment is held to be invalid or unenforceable, the same shall not affect the validity or enforceability of the other provisions of this Amendment, which shall continue in full force and effect, as if the invalid or unenforceable provision had been deleted.

e. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
f. Tenant and Landlord each represent and warrant to the other that neither has had any dealings 6 or entered into any agreements with any person, entity, broker or finder, except Flagler Brokerage and Management Services LLC (“Flagler”), representing Landlord, and Transwestem Commercial Services Florida, LLC (“Transwestern”), representing Tenant, in connection with the negotiation of this Amendment, and no other person, entity, broker or finder is entitled to any commission or finder’s fee in connection with the negotiation of this Amendment, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed person, entity, broker or finder, or other similar party by reason of any dealings, actions or agreements of the indemnifying party. Tenant agrees that Flagler exclusively represents Landlord. Landlord shall pay Flagler and Transwestem a commission pursuant to a separate written agreement between Landlord and Flagler.

g. Submission of this Amendment by Landlord or Landlord’s agent, or their respective agents or representatives, to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant.

h. Each party represents to the other that it has full power and authority to execute this Amendment. Tenant represents that it has not made any assignment, sublease, transfer or conveyance of the Lease or any interest therein.

i. Tenant represents and warrants to Landlord that there is no default by Landlord, or any prior landlord, under the Lease, and that Tenant has no defenses, claims or offsets against Landlord.

(Remainder of page intentionally blank)

TENANT:

Signed, sealed and delivered in the presence of:		PRICESMART, INC.,
a Delaware corporation

Print Name:	Lis Fernandez Matheu

/s/: Virginia Ferrari
Print Name:	Virginia Ferrari	Date: July 26, 2016
As to Tenant

LANDLORD:

Signed, sealed and delivered in the presence of:		CPT FLAGLER STATION II, LLC, a Delaware limited liability company

/s/: Laura Larson
Print Name:	Laura Larson
Print Name: Cristen Conkling
Title: Authorized Signatory

Date: August 2, 2016

Exhibit A-1

Site Plan

Exhibit B

[Sketch Showing the Location of the Enclosed Container Staging Area
and the Non-Shared Parking Area]

Rider 1

Renewal Option

A.

Subject to the conditions herein, provided that (a) Tenant has not assigned the Lease or sublet Suite 21 other than pursuant to a Permitted Transfer or a Service Provider License as permitted under the Lease, and (b) no event of default by Tenant exists under the Lease, Tenant shall have the right, at Tenant’s option, to elect to extend the Term of the Lease for Suite 21 for one (1) period of five (5) years (the “Renewal TertrTj. The Renewal Term, if properly exercised in accordance herewith, shall commence on January 1, 2028. The Renewal Term shall be exercised by Tenant giving written notice of the exercise thereof (the “Renewal Notice”’) to Landlord on or before April 30, 2027, provided that Tenant’s failure to give the Renewal Notice by such date, whether due to Tenant’s oversight or failure to cure any existing defaults or otherwise, shall render the Renewal Term null and void. Tenant shall have no right to extend the Term of the Lease for Suite 21, and the Renewal Notice shall not be effective, if (i) Tenant fails to timely give its Renewal Notice as provided herein, or (ii) an event of default by Tenant exists under the Lease (x) when Landlord receives the Renewal Notice, or (y) upon the expiration of the Term of the Lease prior to the commencement of the Renewal Term.

B.	The covenants and conditions of the Lease in force during the Term, as the same may be modified from time to time, shall continue to be in effect during the Renewal Term, except as follows:

(i) The Base Rent for Suite 21 for the Renewal Term shall be an amount equal to one hundred percent (100%) of the then Fair Market Rental Value (defined below) of Suite 21. The “Fair Market Rental Value” shall be an amount, including Base Rent and annual escalations, for space of equivalent quality, size, utility and location, with the length of the extension term, concessions, allowances, brokers’ fees, legal fees and the credit standing of Tenant to be taken into account, as reasonably determined by Landlord on the basis of the then-prevailing market rental rates for industrial space comparable to Suite 21 as reflected in one or more leases executed by Landlord with new tenants of the Park within the twelve-month period immediately preceding commencement of the Renewal Term. Tenant acknowledges and agrees that any additions, alterations and improvements to Suite 21 made by or on behalf of Tenant shall not be taken into consideration in determining Fair Market Rental Value, as Tenant will be required to remove such additions, alterations and improvements, including without limitation all freezers/coolers and associated equipment, upon expiration of the Term of the Lease. If Landlord has not executed any such leases with new tenants of the Park within said twelve-month period, the new prevailing market rental rate determination shall be based on new leases for premises comparable to Suite 21 executed within said twelve-month period by owners of comparable industrial parks located in west Miami-Dade County, Florida for space of equivalent quality, size, utility and location, with the length of the extension term, concessions, allowances, brokers’ fees, legal fees and the credit standing of Tenant to be taken into account. Landlord shall deliver written notice (the “Landlord Renewal Rent Notice”) to Tenant or the Permitted Transferee (as defined in the Lease), within thirty (30) days after Landlord’s receipt of a timely Renewal Notice, which sets forth the Base Rent for Suite 21 as determined by Landlord to be payable during the Renewal Term after consideration of the factors set forth above. Tenant or the

Permitted Transferee shall have the right, within fifteen (15) days following the date of the Landlord Renewal Rent Notice, to deliver written notice that it accepts Landlord’s determination of the Base Rent, or that it disagrees with Landlord’s determination of the Base Rent. Thereafter, if the parties are unable to agree as to the Base Rent by the date that is thirty (30) days following the Landlord Renewal Rent Notice, the Base Rent for the Renewal Term shall be equal to one hundred three percent (103%) of the Base Rent for the period immediately preceding the commencement of the Renewal Term, and shall be increased by three percent (3%) annually during the Renewal Term on the anniversary of the commencement of the Renewal Term.

(ii) Landlord shall have no obligation to perform any tenant improvements or renovate Suite 21 or any portion of Building 26 as a result of Tenant’s renewal of the Lease for Suite 21, and Landlord shall not provide to Tenant any allowances.

(iii) Following expiration of the Renewal Term as provided herein, Tenant shall have no further right to renew or extend the Lease for Suite 21.

(iv) Upon expiration of the Renewal Term, and subject to the terms of Section 7.3 of the Initial Lease, Tenant shall, at Tenant’s sole cost and expense, surrender Suite 21 to Landlord in accordance with the terms of Section 7.3 of the Initial Lease. Tenant specifically acknowledges and agrees that Tenant shall be solely responsible to remove all freezers/coolers and associated equipment from Suite 21 in connection with its surrender of Suite 21 upon the expiration of the term of the Lease. Tenant further acknowledges and agrees that Tenant may be required to remove, at Tenant’s sole cost and expense, certain additional items that may be installed at the Premises with Landlord’s approval in accordance with the terms of Section 4.2 of the Initial Lease.

C.

Tenant shall be deemed to have accepted Suite 21 in “AS-IS” condition as of the commencement of the Renewal Term, it being understood and agreed that Landlord shall have no additional obligation to perform any tenant improvements or renovate Suite 21 or any portion of Building 26 as a result of Tenant’s renewal of the Lease for Suite 21.

D.	The Renewal Term shall not be transferable by Tenant, except in conjunction with a permissible transfer in accordance with the applicable provisions of the Lease.
E.

If Tenant duly exercises the Renewal Term, Landlord and Tenant shall, within thirty (30) days after Landlord’s request, execute and deliver an amendment to the Lease, prepared by Landlord and reasonably acceptable to Landlord and Tenant, memorializing such exercise of the Renewal Term and the Base Rent for Suite 21 for the Renewal Term.